

--------------                                                                                     -------------------------------
|            |                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION               |    OMB APPROVAL               |
|  FORM 3    |                                  Washington, D.C. 20549                            |-------------------------------|
|            |                                                                                    |  OMB Number:   3235-0104      |
--------------                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF                 |  Expires: September 30, 1998  |
                                                      SECURITIES                                  |  Estimated average burden     |
                                                                                                  |  hours per response......0.5  |
                                                                                                   -------------------------------

                         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                           Section 17(a) of the Public Utility
                                     Holding Company Act of 1935 or Section 30(F) of
                                            the Investment Company Act of 1940

(Print or Type Responses)
|----------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*       |2. Date of Event Re- |4. Issuer Name and Ticker of Trading Symbol                 |
|                                               |   quiring Statement |                                                            |
|   Rubenstein       Jeffrey        C.          |   (Month/Day/Year)  |    Vita Food Products, Inc.   VSF                          |
|-----------------------------------------------|                     |------------------------------------------------------------|
|   (Last)           (First)      (Middle)      |     1/16/97         |5. Relationship of Reporting   |6. If Amendment, Date       |
|                                               |---------------------|   Person(s) to Issuer         |   of Original              |
|                                               |                     |   (Check all applicable)      |   (Month/Day/Year)         |
|   200 North LaSalle Street, Suite 2100        |3. IRS or Social Se- |  X Director         10% Owner |                            |
|-----------------------------------------------|   curity Number of  | ---              ----         |----------------------------|
|           (Street)                            |   Reporting Person  |    Officer (give    Other     |7. Individual or Joint/Group|
 _____________________________
|                                               |   (Voluntary)       | ---  title below) ___(specify |   Filing (Check Applicable |
|                                               |   ###-##-####       |                        below) |   Line)                    |
|                                               |                     |Executive Vice President/      |X  Form filed by One Report-|
|   Chicago            IL           60601       |                     |   Secretary                   |   ing Person               |
|                                               |                     |-------------------------      |__ Form filed by More than  |
|                                               |                     |                               |   One Reporting Person     |
|-----------------------------------------------|---------------------|------------------------------------------------------------|
|  (City)            (State)        (Zip)       |                     | Table I - Non-Derivative Securities Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                          |                  |                                       |
|1. Title of Security                        | 2. Amount of Securities  | 3. Ownership     |4. Nature of Indirect Beneficial Owner-|
|   (Instr. 4)                               |    Beneficially Owned    |    Form: Direct  |   ship (Instr. 5)                     |
|                                            |    (Instr. 4)            |    (D) or In-    |                                       |
|                                            |                          |        direct    |                                       |
|                                            |                          |    (I) (Instr. 5)|                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|Common Stock, $.01 par value per share      |           96,239         |         D        |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |
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|                                            |                          |                  |                                       |
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|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|
|                                            |                          |                  |                                       |
|--------------------------------------------|--------------------------|------------------|---------------------------------------|


Reminder: Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).                                                         SEC 1473 (7-96)



FORM 3 (continued)

         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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| 1. Title of Derivative | 2. Date Exer-       | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature of  |
|    Security (Instr. 4) |    cisable and      |    Underlying Derivative Security |    sion or    |    ship       |    Indirect   |
|                        |    Expiration       |    (Instr. 4)                     |    Exercise   |    Form of    |    Beneficial |
|                        |    Date             |                                   |    Price of   |    Deriv-     |    Ownership  |
|                        |    (Month/Day/Year) |                                   |    Deri-      |    ative      |    (Instr. 5) |
|                        |---------------------------------------------------------|    vative     |    Security:  |               |
|                        | Date    | Expira-   |                         | Amount  |    Security   |    Direct     |               |
|                        | Exer-   | tion      |      Title              | of      |               |    (D) or     |               |
|                        | cisable | Date      |                         | Number  |               |    Indirect   |               |
|                        |         |           |                         | of      |               |    (I)        |               |
|                        |         |           |                         | Shares  |               |    (Instr. 5) |               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        |         |           |                                   |               |               |               |
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|                        |         |           |                                   |               |               |               |
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Explanation of Responses:

                                                                                             /s/ Jeffrey C. Rubenstein      12/20/96
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   -------------------------------  ------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                 **Signature of Reporting Person   Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.